EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in these Registration Statements on Form S-8 (File Nos. 333-197510, 333-204327, 333-227330, 333-228261, 333-235400, 333-231866 and 333-239194) of Grubhub Inc. of our report dated February 26, 2021 relating to the consolidated financial statements of Grubhub Inc., and our report dated the same date relative to the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Grubhub Inc. for the year ended December 31, 2020.

/s/ Crowe LLP

Oak Brook, Illinois

February 26, 2021